Exhibit 99.1

NEWS RELEASE

CONTACT:
CONMED Corporation
Todd Garner
Chief Financial Officer 315-624-3317
ToddGarner@conmed.com

CONMED Corporation Announces Amendment to its Existing Credit Agreement

Utica, New York, April 20, 2020 – CONMED Corporation (NYSE: CNMD) today announced an amendment to its existing credit agreement, including adjustments to, and suspension of, certain debt covenant thresholds. The terms of the amended agreement are temporary in nature and were granted to provide the Company with financial assurance and flexibility as it navigates the COVID-19 pandemic.

Key Amended Covenant Highlights

•	Suspension of debt leverage covenants until the second quarter of 2021, unless terminated earlier by the Company due to compliance with the existing covenants

•	Adjustments to Fixed Charge Coverage Ratios and Minimum Liquidity commitments

•	Modification of the interest rate and fees during the suspension period

Curt Hartman, CONMED’s President and Chief Executive Officer, commented, “We believe the amended credit agreement provides us with the appropriate level of flexibility to strategically manage the business through this global pandemic and positions us well for market recovery. We appreciate the strong support and partnership from J.P. Morgan and our bank group as we navigate this unprecedented situation.”

The Company will hold its first quarter 2020 earnings call on April 29, 2020 and will further discuss this amendment to its credit agreement at that time.

About CONMED Corporation

CONMED is a medical technology company that provides surgical devices and equipment for minimally invasive procedures. The Company’s products are used by surgeons and physicians in a variety of specialties, including orthopedics, general surgery, gynecology, neurosurgery, thoracic surgery and gastroenterology. For more information, visit www.conmed.com.

Forward-Looking Statements

This press release may contain forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties, which could cause actual results, performance, or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. For example, in addition to general industry and economic conditions, factors that could cause actual results, developments and events to differ materially from those in the forward-looking statements may include, but are not limited to, the risks posed to our business, financial condition and results of operations by the COVID-19 global pandemic and the various government responses to the pandemic, including disruptions to the demand for non-urgent surgeries, hospital and ambulatory surgery center operating volumes, potential supply chain reliability, and the risk factors discussed in the Company’s Annual Report on Form 10-K for the full year ended December 31, 2019. Any and all forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. Forward-looking statements speak only as of the date made, and the Company disclaims any obligation to update or revise any forward-looking statements except as required by applicable law.